Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIM URBAN REIT, LLC,

CIM MERGER SUB, LLC,

PMC COMMERCIAL TRUST

AND

SOUTHFORK MERGER SUB, LLC

DATED AS OF JULY 8, 2013

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 8, 2013, is made and entered into by and among CIM Urban REIT, LLC, a Delaware limited liability company (“CIM”), CIM Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of CIM (“CIM Merger Sub”), PMC Commercial Trust, a Texas real estate investment trust (“Trust”), and Southfork Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Trust (“Trust Merger Sub”). CIM, CIM Merger Sub, Trust and Trust Merger Sub are referred to herein, from time to time, individually as a “Party” and as the “Parties”.

RECITALS

WHEREAS, the Director of CIM, the Manager of CIM Merger Sub and Trust Merger Sub, and the Board of Trust Managers of Trust have approved and deem it advisable and in the best interests of their respective shareholders to consummate the merger transaction provided for herein whereby CIM Merger Sub will merge with and into Trust Merger Sub (the “Merger”) in accordance with applicable state law and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Trust Managers of Trust, among other things, has (a) determined that the Transactions (as defined below), including the Merger and the issuance of common shares of beneficial interest, par value, $0.01 per share, of Trust (“Trust Common Shares”) and convertible preferred shares of beneficial interest, par value, $0.01 per share, of Trust with the terms set forth on Annex A (“Trust Preferred Shares”) to CIM in connection with the GP Contribution (as defined below) and the Merger (the “Trust Common and Preferred Shares Issuance”), are fair to, and in the best interests of, Trust and its shareholders, (b) approved this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, and (c) resolved, subject to the terms of this Agreement, to recommend to Trust’s shareholders, approval of the Trust Common and Preferred Shares Issuance;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal income tax purposes it is intended that: (1) the Merger qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Closing Dividend (as defined in Section 4.2 below) be treated as a distribution from Trust to its pre-Merger shareholders under Section 301 of the Code; and

WHEREAS, the transactions contemplated by this Agreement, the Master Services Agreement (as defined herein), the Registration Rights and Lockup Agreement (as defined herein), and the other agreements and documents contemplated hereby, including, without limitation, the Merger and the Trust Common and Preferred Shares Issuance shall be referred to collectively in this Agreement as the “Transactions.”

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as defined herein), the Parties shall consummate the Merger pursuant to which (a) CIM Merger Sub shall be merged with and into Trust Merger Sub and the separate corporate existence of CIM Merger Sub shall thereupon cease, (b) Trust Merger Sub shall be the successor or surviving entity in the Merger (the “Surviving Entity”), shall succeed to and assume all rights and obligations of CIM Merger Sub and shall be governed by the certificate of formation and limited liability company agreement of Trust Merger Sub and the laws of the State of Delaware, including the DLLCA and (c) the separate corporate existence of Trust Merger Sub with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the Parties (the “Closing Date”), which Closing Date shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601-1293, unless another time, date or place is agreed to in writing by the Parties hereto.

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Trust and CIM shall (i) file a certificate of merger, or other appropriate document (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and (ii) as soon as practicable on or after the Closing Date, make all other filings or recordings required under the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA, or at such other time, if any, as Trust and CIM shall agree and designate in such filings in accordance with applicable law (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in the DLLCA and this Agreement.

1.5 Organizational Documents. The certificate of formation and limited liability company agreement of Trust Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.6 Taking of Necessary Action. Each of the Parties shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger in accordance with applicable state Law.

ARTICLE II

BOARD AND OFFICERS

2.1 The Surviving Entity. Trust shall be Manager of the Surviving Entity in accordance with the limited liability company agreement of the Surviving Entity.

2.2 Trust. As of the Effective Time, the trust managers and officers of Trust shall be the persons listed on Schedule 8.9.

ARTICLE III

EFFECT OF THE MERGER

3.1 Effect of the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of CIM, CIM Merger Sub, Trust or Trust Merger Sub or the holders of any of the following services:

(a) Conversion of Equity Interest of CIM Merger Sub. Each equity interest of CIM Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically and become in the aggregate 22,000,003 validly issued, fully paid and nonassessable Trust Common Shares and 65,028,571 validly issued, fully paid and nonassessable Trust Preferred Shares. As of the Effective Time, all of the certificates evidencing equity interests of CIM Merger Sub (the “Certificates”), by virtue of the Merger, shall no longer be outstanding and shall automatically be cancelled and cease to exist, and CIM shall cease to have any rights with respect to the equity interests of CIM Merger Sub represented thereby, except the right to receive, upon the surrender of the Certificates in accordance with Article IV, certificates evidencing the Trust Common Shares and Trust Preferred Shares to be issued or paid in consideration therefor upon surrender of such Certificates, as provided above (the “Merger Consideration”).

(b) Limited Liability Company Interests of Trust Merger Sub. Upon the Effective Time, all limited liability company interests of Trust Merger Sub outstanding immediately prior to the Effective Time shall remain as limited liability company interests of the Surviving Entity.

3.2 Trust Stock Options and Trust Restricted Shares. As provided in Trust’s Amended and Restated 2005 Equity Incentive Plan (the “Incentive Plan”), as of the Effective Time, each outstanding option to purchase Trust Common Shares (each, a “Trust Option”) shall become fully exercisable, and each Trust Common Share subject to forfeiture or vesting conditions shall no longer be subject to any such forfeiture or vesting condition. In addition, in connection with the declaration of an extraordinary dividend, the Compensation Committee of the Board of Trust Managers of Trust shall retain the authority to adjust the exercise price of outstanding options to account for such dividend, provided that such adjustment complies with the terms of the Incentive Plan, the adjustment does not exceed $5.50 per share, and in no event shall the exercise price per share be reduced below $0.

ARTICLE IV

EXCHANGE OF CERTIFICATES; OTHER TRANSACTIONS

4.1 Exchange. At the Effective Time, CIM shall surrender the Certificates for cancellation and the Surviving Entity shall issue to CIM certificates representing the Merger Consideration.

4.2 Closing Dividend. Trust shall declare a dividend payable to each shareholder of record as of the close of business on the last Business Day prior to the Effective Time in an amount equal to the sum of (i) $5.50 per Trust Common Share (but in no event in the aggregate more than $58,280,000, plus (ii) the portion of Trust’s regularly quarterly dividend not in excess of $0.125 per Trust Common Share, accrued pro rata through the last Business Day prior to the Effective Time, plus (iii) any dividends attributable to the exercise of any Trust Option prior to the Effective Time that is currently outstanding on the date of this Agreement) (the “Closing Dividend”), such Closing Dividend to be paid on or prior to the tenth (10th) Business Day after the Effective Time.

4.3 Contributions; Other Transactions.

(a) Prior to the Effective Time, CIM shall contribute to CIM Merger Sub all of the limited partner interests of CIM Urban Partners L.P. (the “CIM Partnership”).

(b) Prior to the Effective Time, Trust shall contribute to Trust Merger Sub all of its assets, including the capital stock of all of its other Subsidiaries.

(c) Immediately prior to the Effective Time, Urban Partners GP, LLC, a newly created Delaware limited liability company (“Urban GP”) that is wholly-owned by CIM (and managed by a CIM Affiliate) will be admitted to CIM Partnership as a successor general partner;

(d) Simultaneously with the Effective Time, CIM Urban Partners GP, LLC (the “CIM GP”) will contribute its general partnership interests in the CIM Partnership to the Surviving Entity in exchange for a number of Trust Common Shares and Trust Preferred Shares to be determined by CIM prior to the Effective Time (the “GP Contribution”), which shares shall come out of the Merger Consideration and shall be evidenced by certificates issued to CIM GP; provided that the number of shares issued to CIM GP may be adjusted after the Effective Time pursuant to a transfer between CIM and CIM GP.

(e) Simultaneously with the Effective Time, CIM will contribute all of the outstanding equity interests of Urban GP to the Surviving Entity in exchange for a number of Trust Common Shares and Trust Preferred Shares to be determined by CIM prior to the Effective Time, which shares shall come out of the Merger Consideration and shall be evidenced by certificates issued to CIM.

(f) Trust and CIM Service Provider, LLC (the “Service Provider”) shall execute and deliver the Master Services Agreement in the form attached hereto as Annex B (the “Master Services Agreement”), effective as of the Effective Time.

(g) The investment management agreement between the CIM Urban REIT Management, LP (the “Management Company”) and the CIM Partnership in effect as of the date hereof shall continue in full force and effect in accordance with its terms after the Merger.

(h) CIM, CIM GP and Trust shall execute and deliver the Registration Rights and Lockup Agreement in the form attached hereto as Annex C (the “Registration Rights and Lockup Agreement”), effective as of the Effective Time.

(i) Immediately after the Effective Time, the structure of Trust and its Subsidiaries shall be as set forth on Annex D.

(j) After the Effective Time, the Parties acknowledge that Trust and its Subsidiaries may engage in a variety of real estate-related activities, including, without limitation, (i) originating and/or investing in a variety of loan products including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans and/or (ii) real estate development activities to create core properties or otherwise. These new activities may be internally managed or externally managed by the Management Company or its Affiliates.

4.4 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CIM AND CIM MERGER SUB

Except as set forth in the disclosure schedules attached hereto (the “CIM Disclosure Schedules”), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and that may be amended from time to time pursuant to the provisions hereof, CIM and CIM Merger Sub represent and warrant to Trust that:

5.1 Organization, Standing and Corporate Power. Each of CIM and CIM Merger Sub is a limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability power and authority to carry on its business as now being conducted. Each of CIM and CIM Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the CIM Partnership and its Subsidiaries (as defined below) taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which CIM operates, (b) this Agreement, the Transactions or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a “CIM Material Adverse Effect”). For purposes of this Agreement: (x) the term “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) has the right or power to elect a majority of the board of directors or other governing body; (y) the term “Person” means an individual, corporation, partnership, limited liability company, trust, association, unincorporated organization or other entity; and (z) the term “Affiliate” of any Person means any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act (as defined herein). CIM has delivered to Trust or its counsel complete and correct copies of the organizational documents of CIM and CIM Merger Sub, each amended to the date of this Agreement.

5.2 CIM Subsidiaries. Schedule 5.2 hereto sets forth each CIM Subsidiary and a chart detailing certain aspects of the ownership of each CIM Subsidiary. Schedule 5.2 sets forth, for each CIM Subsidiary, its jurisdiction of organization or formation, and the names of the record owners of its equity interests (except for the Class B Preferred Shareholders of CIM Subsidiaries that are REITs (the “Accommodation Shareholders”). For the purposes hereof, the following CIM Subsidiaries: Union Square Plaza Owner LP, Union Square 825 Property LP, Union Square 941 Property LP, and CIM/J Street Hotel Sacramento, L.P. shall be collectively referred to herein as the “Joint Ventures”. For the purposes hereof, the governing documents of the Joint Ventures, complete copies of which have been made available to Trust, shall be collectively referred to herein as the “Joint Venture Agreements”. Except for the equity interests set forth on Schedule 5.2 and shares issued to Accommodation Shareholders, none of the CIM Subsidiaries have issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of a CIM Subsidiary or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as set forth (A) on Schedule 5.2, (B) in the Joint Venture Agreements and (C) for rights granted to Trust and the Trust Merger Sub under this Agreement, there are no outstanding obligations of any CIM Subsidiary to issue, sell, or transfer or repurchase, redeem, or otherwise acquire, or that relate to the holding, voting, or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any CIM Subsidiary. Except as set forth on Schedule 5.2, (a) all the outstanding shares of capital stock of each CIM Subsidiary that is a corporation (i) have been validly issued, (ii) are fully paid and nonassessable and (iii) are owned, beneficially and of record, directly by CIM or by another CIM Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except (x) for loans made pursuant to written agreements by equity owners (or their affiliates) (excluding CIM REIT) to their subsidiaries and (y) as set forth in the Joint Venture Agreements and (b) all of CIM’s equity interests in each CIM Subsidiary that is a partnership, joint venture, limited liability company or trust are owned, beneficially and of record, directly by CIM, by another CIM Subsidiary, by CIM and another CIM Subsidiary or by two or more CIM Subsidiaries free and clear of all Liens. Except as set forth on Schedule 5.2 or in the Joint Venture Agreements, there are no outstanding contractual obligations of any CIM Subsidiary to provide funds to, or make any investment in, any other Person (other than to another wholly-owned CIM Subsidiary of CIM Partnership or Joint Venture). Except for the capital stock of or other equity or ownership interests in CIM Subsidiaries, and except as set forth on Schedule 5.2, neither CIM nor any CIM Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership interest in any other Person. Each CIM Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each CIM Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 5.2, each CIM Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect.

5.3 CIM Merger Sub. All of the outstanding equity interests in CIM Merger Sub are owned directly by CIM, free and clear of all Liens and, except as set forth on Schedule 5.3, transfer restrictions, voting agreements or other agreements with respect to the ownership, voting, control, or other transfer of such equity or other ownership interests. Since the date of its formation, CIM Merger Sub has not carried on any business or conducted any operations other than execution of this Agreement and the performance of its obligations hereunder. CIM Merger Sub was incorporated solely for the consummation of the Merger.

5.4 Authority; Noncontravention. Each of CIM and CIM Merger Sub has the requisite limited liability company power and authority to enter into this Agreement and, subject to approval of this Agreement by CIM in its capacity as sole member of CIM Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement by each of CIM and CIM Merger Sub and the consummation by each of CIM, CIM Merger Sub and each CIM Subsidiary of the Transactions to which it is a party have been duly authorized by all necessary limited liability company or other action on the part of CIM, CIM Merger Sub and each such CIM Subsidiary, subject to approval of this Agreement by CIM in its capacity as sole member of CIM Merger Sub. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by each of CIM and CIM Merger Sub do not, and the consummation of the Transactions to which it is a party and compliance by CIM and CIM Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CIM, CIM Merger Sub or any CIM Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under or require any consent, waiver or approval of any Person pursuant to any provision of (a) the charter or organizational documents or partnership or similar agreement (as the case may be) of CIM, CIM Merger Sub or any other CIM Subsidiary, (b) any written loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease, sublease (other than leases or subleases under which CIM, CIM Merger Sub, or any CIM Subsidiary is a landlord or lessor) or other contract or agreement (each, a “Contract”) applicable to CIM, CIM Merger Sub or any other CIM Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 5.5, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to CIM, CIM Merger Sub or any other CIM Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to (i) have a CIM Material Adverse Effect or (ii) prevent the consummation of the Transactions.

5.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to CIM, CIM Merger Sub or any other CIM Subsidiary in connection with the execution and delivery of this Agreement by CIM and CIM Merger Sub or the consummation by CIM, CIM Merger Sub or any other CIM Subsidiary of the Transactions to which it is a party, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, without limitation, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement/prospectus relating to the approval by Trust’s shareholders of the Transactions (as amended or supplemented from time to time, the “Proxy Statement”), and (iii) the NYSE MKT (“NYSE”) or other applicable national securities exchange; (c) the filing of the Certificate of Merger with the Secretary of State of Delaware; (d) compliance with any applicable requirements of the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder (the “1958 Act”), the Small Business Investment Act (1958), as amended, and the rules and regulations promulgated thereunder (the “Small Business Investment Act”) and any other applicable requirements, rules, or regulations of the U.S. Small Business Administration (the “SBA”); and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on Schedule 5.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the “blue sky” laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent CIM or CIM Merger Sub from performing its obligations under this Agreement in any material respect. Notwithstanding the foregoing, the representations and warranties in this Section 5.5 do not include any representation or warranty regarding any transfer tax declarations, property tax assessments, reassessments, or similar documents or consents.

5.6 Financial Statements; Undisclosed Liabilities.

(a) Schedule 5.6 contains a true and complete copy of the following financial statements: (a) audited consolidated financial statements of the CIM Partnership and its Subsidiaries (including the balance sheet and the related statements of income and cash flow) as of and for each of the 12-month periods ended December 31, 2011 and December 31, 2012, respectively, together with all related notes and schedules thereto, accompanied by the reports thereon of CIM’s independent auditors (collectively, the “CIM Year-End Financial Statements”); and (ii) unaudited consolidated financial statements of the CIM Partnership and its Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the three month period ended March 31, 2013 (the “CIM Interim Financial Statements” and, together with the CIM Year-End Financial Statements, the “CIM Financial Statements”). The CIM Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the financial position of the CIM Partnership and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the CIM Interim Financial Statements, to normal and recurring year-end audit adjustments).

(b) Except as set forth on Schedule 5.6 or as permitted by Section 7.1 (for the purposes of this sentence, as if Section 7.1 had been in effect since December 31, 2012), neither the CIM Partnership nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the CIM Partnership or, to the knowledge of CIM, of any unconsolidated Subsidiary of the CIM Partnership or in the notes thereto other than any such liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice of the CIM Partnership and its Subsidiaries. For purposes of this Agreement, the term “knowledge” (and derivation terms thereof) with respect to CIM shall mean the actual knowledge of those Persons set forth on Schedule 5.6 and shall include the actual knowledge of such Persons gained through their participation in the business and operations of CIM, the CIM Partnership and the CIM Subsidiaries.

(c) Since December 31, 2010, neither the CIM Partnership nor, to the knowledge of CIM, any director, officer, employee, auditor, accountant or representative of CIM, the CIM Partnership or any party providing accounting or financial advisory services to CIM, the CIM Partnership or any CIM Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CIM, the CIM Partnership or any CIM Subsidiary or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that CIM, the CIM Partnership or any CIM Subsidiary has engaged in questionable accounting or auditing practices.

(d) The CIM Partnership (or CIM GP on behalf of CIM Partnership) has established and maintains a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of CIM Partnership’s financial reporting and the preparation of the CIM Partnership’s financial statements for external purposes in accordance with GAAP. To the knowledge of CIM, there is not (i) any significant deficiencies and material weaknesses in the design or operation of CIM GP’s or the CIM Partnership’s internal control over financial reporting which are reasonably likely to adversely affect the CIM Partnership’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the CIM Partnership’s internal control over financial reporting.

5.7 Binding Effect. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, enforceable against each of CIM and CIM Merger Sub in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

5.8 Absence of Certain Changes or Events. Except as disclosed on Schedule 5.8, since December 31, 2012 and to the date of this Agreement, CIM, the CIM Partnership and its Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have a CIM Material Adverse Effect (a “CIM Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a CIM Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any equity interests in the CIM Partnership outside the ordinary course of business or as permitted under Section 7.1, (c) any issuance or authorization of any issuance of any other equity or ownership interest in the CIM Partnership, or in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, of its equity interests or any issuance of an ownership interest in, any CIM Subsidiary except as permitted by Section 7.1, (d) any material damage, destruction or loss, not covered by insurance, or (e) any change in accounting methods, principles or practices by the CIM Partnership or any of its CIM Subsidiaries, except as may have been required by a change in GAAP.

5.9 Litigation. Except as disclosed on Schedule 5.9, there is no suit, action or proceeding pending or threatened in writing against or affecting CIM, the CIM Partnership or any CIM Subsidiary that, individually or in the aggregate, would reasonably be expected to (a) be material to the CIM Partnership and its subsidiaries taken as a whole or (b) affect the legality, validity or enforceability of this Agreement of any of the other Transaction Documents or prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CIM, the CIM Partnership or any CIM Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a CIM Material Adverse Effect.

5.10 Environmental Matters.

(a) Except as set forth in Schedule 5.10, (i) neither the CIM Partnership nor any of its Subsidiaries has ever generated, treated or disposed of any Hazardous Substance in violation of any Environmental, Health and Safety Law or otherwise violated any Environmental, Health and Safety Law, except for matters that, individually or in the aggregate, would not be material to the CIM Partnership and the CIM Subsidiaries, taken as a whole; (ii) neither the CIM Partnership nor any of its Subsidiaries has any liability under any Environmental, Health and Safety Law that individually or in the aggregate, would be material to the CIM Partnership and the CIM Subsidiaries, taken as a whole; and (iii) to CIM’s knowledge, each of the CIM Partnership and its Subsidiaries is in compliance in all material respects with all applicable Environmental, Health and Safety Laws. Neither the CIM Partnership nor any of its Subsidiaries has ever entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter, or the enforcement of any Environmental, Health and Safety Law, in either case, imposing material liability on the CIM Partnership and its Subsidiaries, taken as a whole.

(b) Except as set forth in Schedule 5.10 or for matters that, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect, (i) during CIM Partnership’s or any of its Subsidiaries’ ownership or operation of any real property, and to the knowledge of CIM prior to such ownership or operation, no release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances has occurred in, on, under or from any of such real property in a quantity or manner that violates or requires reporting, monitoring, investigation or remediation under any applicable Environmental, Health and Safety Law; (ii) the real property owned or operated by CIM Partnership or any of its Subsidiaries is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized, maintained stored and disposed in the ordinary course of the business operations thereon and in compliance with Environmental, Health and Safety Laws; and (iii) no underground storage tanks are present at any real property owned or operated by CIM Partnership or any of its Subsidiaries. To the knowledge of CIM, no claim has been made and is pending or is threatened alleging any material liability of any party with respect to or arising from any Hazardous Substances on, under, about or from any real property owned or operated or formerly owned or operated by CIM Partnership or any of its Subsidiaries. Notwithstanding the foregoing, to the extent any of the representations and warranties contained in this Section 5.10(b) relate to actions or inactions of any tenant of CIM Partnership, any CIM Subsidiary or any Affiliate thereof, such representations and warranties are limited to the knowledge of CIM.

(c) For the purposes of this Agreement, “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings) of federal state and local governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(d) “Hazardous Substances” means any substance, material or waste that is regulated, classified, defined, or otherwise characterized under or pursuant to any Environmental, Health and Safety Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including “hazardous substances” as currently defined by CERCLA, “hazardous wastes” as currently defined by RCRA, petroleum and petroleum products, asbestos, and polychlorinated biphenyls, as well as mold in or on building materials and in quantities and locations requiring abatement or remediation pursuant to Environmental, Health and Safety Laws or commercially reasonable business standards).

5.11 Related Party Transactions. Except as set forth on Schedule 5.11 to the knowledge of CIM, no present or former director, executive officer, stockholder, partner, member, employee, or Affiliate of CIM, the CIM GP, the CIM Partnership, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “CIM Related Party”), is a party to any Contract with or binding upon the CIM Partnership, any CIM Subsidiary or any of their respective properties or assets under which there are any existing or future obligations or liabilities or has any interest in any property owned by the CIM Partnership or any CIM Subsidiary (in each case, a “CIM Affiliate Transaction”). Except as set forth on Schedule 5.11, to the knowledge of CIM, no CIM Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the CIM Partnership or any CIM Subsidiary, or any organization which has a Contract with the CIM Partnership or any CIM Subsidiary. Copies of all such Contracts have been previously delivered or made available to Trust.

5.12 Absence of Changes in Benefit Plans; ERISA Compliance.

(a) Except as disclosed on Schedule 5.12(a), neither the CIM Partnership nor any of its Subsidiaries has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the CIM Partnership, any of its Subsidiaries or any person affiliated with the CIM Partnership under Section 414(b), (c), (m) or (o) of the Code (collectively, “CIM Benefit Plans”).

(b) Except as described on Schedule 5.12(b) or as would not have a CIM Material Adverse Effect, (i) all CIM Benefit Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the CIM Partnership nor any of its Subsidiaries has any liabilities or obligations with respect to any such CIM Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of CIM are any such liabilities or obligations expected to be incurred. Except as set forth on Schedule 5.12(b), the execution of, and performance of the Transactions in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CIM Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the CIM Partnership or its Subsidiaries are the agreements and policies specifically referred to on Schedule 5.12(b).

5.13 Properties. Except as provided on Schedule 5.13, the CIM Partnership or one of its Subsidiaries own good and marketable fee simple title to each of the real properties identified on Schedule 5.13 (the “CIM Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Liens. Schedule 5.13 lists the street address and owner of each CIM Property. CIM Partnership and each CIM Subsidiary, as applicable, is in possession of title insurance policies evidencing title insurance with respect to each CIM Property (each, a “CIM Title Insurance Policy” and collectively, the “CIM Title Insurance Policies”). Schedule 5.13 lists the parties currently providing third-party property management services to the CIM Partnership or a CIM Subsidiary and the number of CIM Properties currently managed by each such party. To CIM’s knowledge, the CIM Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest on title (collectively, “Property Restrictions”), except for (i) Liens and Property Restrictions set forth on Schedule 5.13, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any CIM Property (e.g., if a property is currently used for residential purposes, the current zoning does not materially adversely affect the use of such property for residential purposes), (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which have been delivered or made available to Trust) and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the CIM Properties subject thereto or affected thereby, and do not otherwise have a CIM Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided on Schedule 5.13 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership and continued use or operation of any of the CIM Properties, (i) CIM has no knowledge that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the CIM Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the CIM Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the CIM Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same and (ii) CIM Partnership has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the CIM Properties issued by any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership and continued use or operation of any of the CIM Properties, neither CIM Partnership nor any of the CIM Subsidiaries has received written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the CIM Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CIM Properties or by the continued maintenance, operation or use of the parking areas.

5.14 Taxes.

(a) Except as disclosed on Schedule 5.14 or as would not have a CIM Material Adverse Effect, each of the CIM Partnership and its Subsidiaries has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or the CIM

Partnership has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the CIM Partnership Year-End Financial Statements reflect an adequate reserve for all material Taxes payable by the CIM Partnership (and by those Subsidiaries of the CIM Partnership whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for the CIM Partnership and each Subsidiary of the CIM Partnership for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of Trust. Except as disclosed on Schedule 5.14, neither the CIM Partnership nor any Subsidiary has incurred any liability for taxes under Sections 856(c)(7), 857, 860 or 4981 of the Code, and neither the CIM Partnership nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of CIM, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the CIM Partnership or any CIM Subsidiary, other than CIM Subsidiaries which are taxable REIT subsidiaries as defined under Section 856(l) of the Code. Except as set forth on Schedule 5.14, to the knowledge of CIM, no deficiencies for any Taxes have been proposed, asserted or assessed against the CIM Partnership or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. CIM Merger Sub is, and since its formation has been a disregarded entity for federal income tax purposes. As used in this Agreement, “Taxes” shall include all federal, state, local and foreign income, franchise, property, sales, employment, withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

(b) Each of the Subsidiaries of the CIM Partnership designated as a REIT on Schedule 5.2 (each such Subsidiary, a “REIT Subsidiary”) (i)(A) is, and since its election, has been taxable as, a REIT, and is, and since its election has been, entitled to the benefits available under the provisions of Part II of Subchapter M of the Code, and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in an amount sufficient to satisfy Section 857(a)(1)(A) of the Code and reduce its excise tax liabilities to zero for such years, (ii) has operated in such a manner that it would qualify as a REIT for the taxable year ending on the Closing Date if, hypothetically, its taxable year ended on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT by the Internal Revenue Service, and to CIM’s knowledge, no such challenge is pending or threatened. The CIM Partnership and each Subsidiary of the CIM Partnership (other than a REIT Subsidiary) which is a partnership, joint venture or limited liability company (that has not joined with CIM or such REIT Subsidiary in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has been and continues to be treated for federal income tax purposes as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation.

5.15 No Payments to Employees, Officers or Directors. Except as set forth on Schedule 5.15 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of the CIM Partnership or any of its Subsidiaries.

5.16 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CIM or any CIM Subsidiary.

5.17 Compliance with Laws. Except as set forth on Schedule 5.17, neither CIM Partnership nor any of the CIM Subsidiaries has violated or failed to comply with any Laws applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a CIM Material Adverse Effect.

5.18 Contracts. Schedule 5.18 lists each of the following written Contracts of the CIM Partnership and the CIM Subsidiaries (such Contracts as described in this Section 5.18 being the “CIM Material Contracts”):

(a) each Contract (other than a lease for real property) that is not terminable without penalty on thirty (30) days’ notice by the CIM Partnership or any CIM Subsidiary and provides for payment by the CIM Partnership or any CIM Subsidiary of more than $7,500,000 per year, including any such Contracts with customers or clients;

(b) each loan relating to indebtedness for borrowed money having an outstanding amount or borrowing availability per year in excess of $7,500,000 under such loan;

(c) any Contract pursuant to which the CIM Partnership or any CIM Subsidiary is obligated to provide funds to or make any loan, capital contribution, or other investment in, or assume any liability or obligation of, any Person other than a wholly-owned Subsidiary of CIM or Joint Venture in excess of $7,500,000, including take-or-pay contracts or keepwell agreements;

(d) any Contract with any CIM Related Party under which there are any existing or future obligations or liabilities in excess of $250,000 per year;

(e) any employment, change in control, retention or severance Contract;

(f) to the knowledge of CIM, except as set forth in the Joint Venture Agreements, any Contract that materially limits, or purports to materially limit, the ability of the CIM Partnership or any CIM Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of the CIM Partnership or any CIM Subsidiary to sell to or purchase from any Person, or any Contract that is material to the CIM Partnership and the CIM Subsidiaries, taken as a whole, and that grants the other party or any third person “most favored nation” status or any type of special rights;

(g) any executory Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in an amount in excess of $7,500,000;

(h) any material hedging, futures, options, or other derivative Contract in an amount in excess of $7,500,000 per year;

(i) any Contract involving the purchase of any debt or equity security or other ownership interest of any Person in excess of $7,500,000, or the issuance of any debt or equity security or other ownership interest in excess of $7,500,000, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, the CIM Partnership or any CIM Subsidiary in excess of $7,500,000; and

(j) any Contract relating to settlement of any administrative or judicial proceedings within the past five years in an amount in excess of $7,500,000.

(k) Each CIM Material Contract is valid and binding on the CIM Partnership or CIM Subsidiary party thereto and, to the knowledge of CIM, the counterparties thereto, and is in full force and effect. Except for such breaches and defaults as, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect, neither the CIM Partnership nor any CIM Subsidiary, and to the knowledge of CIM, no other party, is in breach of, or default under, any CIM Material Contract. CIM has delivered or made available to Trust true and complete copies of all CIM Material Contracts, including any amendments thereto.

5.19 Registration Statement and Proxy Statement. The information supplied or to be supplied by CIM, CIM Merger Sub or any of the CIM Subsidiaries for inclusion in (a) the Registration Statement (as defined in Section 6.5 hereof) will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Trust or at the time of the Trust Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.20 Insurance. Schedule 5.20 sets forth a true and complete list of all material casualty, general liability, product liability, and all other types of insurance policies maintained with respect to the CIM Partnership and the CIM Subsidiaries (the “CIM Insurance Policies”), together with the carriers and liability limits for each such CIM Insurance Policy. All such CIM Insurance Policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Neither the CIM GP, the CIM Partnership nor any CIM Subsidiary has received notice of, nor to the knowledge of CIM is there threatened, any cancellation, termination or reduction of coverage with respect to any CIM Insurance Policy. No claim currently is pending under any CIM Insurance Policy involving an amount in excess of $7,500,000. Schedule 5.20 identifies which CIM Insurance Policies are “occurrence” or “claims made” and which Person is the policy holder. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any CIM Insurance Policy.

5.21 Sufficient Funds. At the Effective Time, as set forth on Schedule 5.21, the CIM Partnership as a subsidiary of Trust will have sufficient cash available to pay the Closing Dividend pursuant to Section 4.2 and 8.19 and any and all other amounts required to be paid in connection with the consummation of the Transactions contemplated by this Agreement, and any related fees and expenses.

5.22 Ownership of Trust Common Shares. Neither CIM, the CIM Partnership nor to the knowledge of CIM, any Affiliate thereof owns any Trust Common Shares on the date of this Agreement or immediately prior to the Effective Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TRUST AND TRUST MERGER SUB

Except as provided in Section 11.11 or the disclosure schedules attached hereto (the “Trust Disclosure Schedules” and, collectively with the CIM Disclosure Schedules, the “Schedules”), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI and that may be amended from time to time pursuant to the provisions hereof, Trust and Trust Merger Sub represent and warrant to CIM and CIM Merger Sub as follows:

6.1 Organization, Standing and Power. Trust is a real estate investment trust duly organized and validly existing under the laws of the State of Texas and has the requisite power and authority to carry on its business as now being conducted. Trust Merger Sub is a limited liability company validly existing under the laws of the State of Delaware and has the requisite limited liability power and authority to carry on its business as now conducted. Each of Trust and Trust Merger Sub is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Trust and the Trust Subsidiaries taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which Trust operates, (b) this Agreement, the Transactions or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a “Trust Material Adverse Effect”). Trust has delivered to CIM or its counsel complete and correct copies of the organizational documents of Trust and Trust Merger Sub, each amended to the date of this Agreement.

6.2 Trust Subsidiaries.

(a) Schedule 6.2 hereto sets forth each Trust Subsidiary and the ownership interest therein of Trust. Schedule 6.2 sets forth, for each Trust Subsidiary, its jurisdiction of organization or formation, the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests, and the names of the record and beneficial owners of its outstanding capital stock or other equity interests. Except for the equity interests set forth on Schedule 6.2, none of the Trust Subsidiaries have issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of a Trust Subsidiary or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except for rights granted to CIM and the CIM Merger Sub under this Agreement, there are no outstanding obligations of any Trust Subsidiary to issue, sell, or transfer or repurchase, redeem, or otherwise acquire, or that relate to the holding, voting, or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any Trust Subsidiaries. Except as set forth on Schedule 6.2, (a) all the outstanding shares of capital stock of each Trust Subsidiary that is a corporation (i) have been validly issued, (iii) are fully paid and nonassessable, and (iii) are owned, beneficially and of record, directly by Trust or by another Trust Subsidiary free and clear of all Liens and (b) all equity interests in each Trust Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Trust, by another Trust Subsidiary, by Trust and another Trust Subsidiary or by two or more Trust Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of any Trust Subsidiary to provide funds to, or make any investment in, any other Person. Except for the capital stock of or other equity or ownership interests in Trust Subsidiaries, and except as set forth on Schedule 6.2, neither Trust nor any Trust Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any other Person. Each Trust Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Trust Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 6.2, each Trust Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Trust Material Adverse Effect.

(b) All of the outstanding equity interests in Trust Merger Sub are owned directly by Trust, free and clear of all Liens, transfer restrictions, voting agreements or other agreements with respect to the ownership, voting, control, or other transfer of such equity or other ownership interests. Since the date of its formation, Trust Merger Sub has not carried on any business or conducted any operations other than execution of this Agreement and the performance of its obligations hereunder. Trust Merger Sub was incorporated solely for the consummation of the Merger.

6.3 Capital Structure. The authorized capital of Trust consists of 100,000,000 shares of beneficial interest, consisting of Trust Common Shares and preferred shares, par value $.01 per share (the “Preferred Shares”). On the date hereof, (a) 10,596,220 Trust Common Shares and no Preferred Shares were issued and outstanding, (b) 536,329 Trust Common Shares and no Preferred Shares were held by Trust in its treasury and (c) 98,500 Trust Common Shares were issuable upon exercise of outstanding Trust Options issued under the Incentive Plan. On the date of this Agreement, except as set forth above in this Section 6.3, no capital shares or other voting securities of Trust were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the capital shares of Trust. All outstanding capital shares of Trust are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Trust having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Trust may vote. Except (i) for the Trust Options or (ii) as set forth on Schedule 6.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Trust or any Trust Subsidiary is a party or by which such entity is bound, obligating Trust or any Trust Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Trust or any Trust Subsidiary or obligating Trust or any Trust Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Trust or an Trust Subsidiary). Except as set forth on Schedule 6.3, there are no outstanding contractual obligations of Trust or any Trust Subsidiary to repurchase, redeem or otherwise acquire any capital shares of Trust or any capital stock, voting securities or other ownership interests in any Trust Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Trust Subsidiary).

6.4 Authority; Noncontravention.

(a) Each of Trust and Trust Merger Sub has the requisite power and authority to enter into this Agreement and, subject to the Trust Shareholder Approvals (as defined herein), to consummate the Transactions to which it is a party. The execution and delivery of this Agreement by each of Trust and Trust Merger Sub and the consummation by each of Trust and Trust Merger Sub of the Transactions to which it is a party have been duly authorized by all necessary action on the part of Trust, subject to approval of this Agreement and the Transactions pursuant to Trust Shareholder Approvals. Except as set forth on Schedule 6.4, the execution and delivery of this Agreement by Trust and Trust Merger Sub do not, and the consummation of the Transactions to which it is a party and compliance by Trust and Trust Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Trust and Trust Merger Sub or any Trust Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under or require any consent, waiver or approval of any Person pursuant to any provision of (a) the Declaration of Trust (as amended, the “Declaration of Trust”) or the Bylaws of Trust or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of Trust Merger Sub or any other Trust Subsidiary, (b) any Contract applicable to Trust, Trust Merger Sub or any Trust Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 6.5, any Laws applicable to Trust, Trust Merger Sub or any other Trust Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a Trust Material Adverse Effect or (ii) prevent the consummation of the Transactions.

(b) As of the date hereof, the Board of Trust Managers of Trust has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (i) determined that the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, are fair to, and in the best interests of, Trust and its shareholders, (ii) approved this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, and (iii) has resolved, subject to the terms of this Agreement, to recommend approval of the Trust Common and Preferred Shares Issuance to Trust’s shareholders (the “Trust Recommendation”), (iv) waived CIM and its Affiliates from the ownership limitation of Trust Common Shares in the Declaration of Trust of Trust by providing that CIM and its Affiliates are each an “Excepted Person” (as defined in the Declaration of Trust) and (v) directed that the Trust Common and Preferred Shares Issuance be submitted to Trust’s shareholders for their approval at a shareholders’ meeting duly called and held for such purpose.

6.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Trust or any Trust Subsidiary in connection with the execution and delivery of this Agreement by Trust or the consummation by Trust of the Transactions to which it is a party, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the HSR Act, to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Trust Common Shares and the Trust Preferred Shares to be issued in the Merger (as amended from time to time, the “Registration Statement”), (ii) the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of the Proxy Statement and (iii) the NYSE or other applicable national securities exchange; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) compliance with any applicable requirements of the 1958 Act, the Small Business Investment Act and any other applicable requirements, rules, or regulations of the of the SBA; and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on Schedule 6.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the “blue sky” laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent Trust from performing its obligations under this Agreement in any material respect. Notwithstanding the foregoing, the representations and warranties in this Section 6.5 do not include any representation or warranty regarding any transfer tax declarations, property tax assessments, reassessments or similar documents consents.

6.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Trust has filed with or furnished to the SEC all required reports, schedules, forms, exhibits, statements and other documents since December 31, 2011 (the “Trust SEC Documents”). All of the Trust SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such the Trust SEC Documents. None of the Trust SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later the Trust SEC Documents. The consolidated financial statements of Trust included in the Trust SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects in accordance with the applicable requirements of GAAP, the financial position of Trust as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(b) Trust has made available to CIM copies of all comment letters received by Trust from the Staff of the SEC since January 1, 2011 through the date of this Agreement and all responses to such comment letters by or on behalf of Trust. To the knowledge of Trust, there are no outstanding or unresolved comments from the SEC with respect to any of the Trust SEC Documents.

(c) Schedule 6.6 sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which Trust, or any Trust Subsidiary is a party (including any contract relating to any transaction or relationship between or among Trust and any of the Trust Subsidiaries, on the one hand, and any unconsolidated affiliate of Trust or any of the Trust Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(d) The audit committee of the Trust Board of Managers has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and has made available to CIM true, complete and correct copies of such procedures. Neither Trust nor any Trust Subsidiary, nor to the knowledge of Trust, any director, officer, employee, advisor, accountant or representative of Trust, any Trust Subsidiary or any party providing accounting or financial advisory services to Trust or any Trust Subsidiary has received any material “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To Trust’s knowledge, no material complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

(e) Trust’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Trust SEC Documents. Trust and the Trust Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15 of the Exchange Act) that it files or submits under the Exchange Act is, in all material respects, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Trust’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2011, Trust and the Trust Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures in material compliance with Rule 13a-15 of the Exchange Act.

(f) Trust and the Trust Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not reasonably be expected to have a Trust Material Adverse Effect, Trust and the Trust Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Except as set forth on Schedule 6.6 or as permitted by Section 7.2 (for the purposes of this sentence, as if Section 7.2 had been in effect since December 31, 2012), neither Trust nor any Trust Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Trust or, to the knowledge of Trust, of any unconsolidated Trust Subsidiary or in the notes thereto other than any such liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice of Trust and the Trust Subsidiaries. For purposes of this Agreement, the term “knowledge” (and derivation terms thereof) with respect to Trust shall mean the actual knowledge of the Persons set forth in Schedule 6.6 and shall include the actual knowledge of such Persons gained through their participation in the business and operations of Trust and the Trust Subsidiaries.

6.7 Binding Effect. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Trust enforceable against Trust in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

6.8 Absence of Certain Changes or Events. Except as disclosed on Schedule 6.8, since December 31, 2012 and to the date of this Agreement, Trust and the Trust Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have a Trust Material Adverse Effect (a “Trust Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Trust Material Adverse Change, (b) except for regular quarterly dividends not in excess of $0.125 per Trust Common Share, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Trust’s capital shares, other than the dividend paid pursuant to Section 4.2, (c) any split, combination or reclassification of any of Trust’s capital shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, of its capital shares or any issuance of an ownership interest in, any Trust Subsidiary except as permitted by Section 7.2, (d) any damage, destruction or loss, not covered by insurance, that has or would have a Trust Material Adverse Effect or (e) any change in accounting methods, principles or practices by Trust or any Trust Subsidiary, except insofar as may have been required by a change in GAAP.

6.9 Litigation. Except as disclosed on Schedule 6.9, there is no suit, action or proceeding pending or threatened in writing against or affecting Trust or any Trust Subsidiary that, individually or in the aggregate, could reasonably be expected to (a) have a Trust Material Adverse Effect or (b) affect the legality, validity or enforceability of this Agreement of any of the other Transaction Documents or prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Trust or any Trust Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a Trust Material Adverse Effect.

6.10 Environmental Matters.

(a) Except as set forth in Schedule 6.10, (i) neither Trust nor any Trust Subsidiary has ever generated, treated or disposed of any Hazardous Substance in violation of any Environmental, Health and Safety Law or otherwise, violated any Environmental, Health and Safety Law, except for matters that individually, or in the aggregate, would not be material to Trust and the Trust Subsidiaries, taken as a whole; (ii) neither Trust nor any Trust Subsidiary has any liability under any Environmental, Health and Safety law that individually or in the aggregate, would be material to Trust and the Trust Subsidiaries, taken as a whole; and (iii) to Trust’s knowledge, each of Trust and the Trust Subsidiaries is in compliance in all material respects with all applicable Environmental, Health and Safety Laws. Neither Trust nor any Trust Subsidiary has ever entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter, or the enforcement of any Environmental, Health and Safety Law, in either case, imposing material liability on Trust and its Subsidiaries, taken as a whole.

(b) Except as set forth in Schedule 6.10 or for matters that, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect, (i) during Trust’s or any of its Subsidiaries’ ownership or operation of any real property, and to the knowledge of Trust prior to such ownership or operation, no release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances has occurred in, on, under or from any of such real property in a quantity or manner that violates or requires reporting, monitoring, investigation or remediation under any applicable Environmental, Health and Safety Law; (ii) the real property owned or operated by Trust or any of its Subsidiaries is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized, maintained stored and disposed in the ordinary course of the business operations thereon and in compliance with Environmental, Health and Safety Laws and (iii) no underground storage tanks are present at any real property owned or operated by Trust or any of its Subsidiaries. To the knowledge of Trust, no claim has been made and is pending or is threatened alleging any material liability of any party with respect to or arising from any Hazardous Substances on, under, about or from any real property owned or operated or formerly owned or operated by Trust or any of its Subsidiaries.

6.11 Related Party Transactions. Except as set forth on Schedule 6.11, to the knowledge of Trust, no present or former director, executive officer, stockholder, partner, member, employee, or Affiliate of Trust or any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Trust Related Party”), is a party to any Contract with or binding upon Trust, any Trust Subsidiary or any of their respective properties or assets under which there are any existing or future obligations or liabilities or has any interest in any property owned by Trust or any Trust Subsidiary, (in each case, a “Trust Affiliate Transaction”). To the knowledge of Trust, no Trust Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Trust or any Trust Subsidiary, or any organization which has a Contract with Trust or any Trust Subsidiary. Copies of all such Contracts have been previously delivered or made available to CIM.

6.12 Absence of Changes in Benefit Plans; ERISA Compliance.

(a) Except as disclosed on Schedule 6.12(a), neither Trust nor any of its Subsidiaries has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of Trust, any of its Subsidiaries or any person affiliated with Trust under Section 414(b), (c), (m) or (o) of the Code (collectively, “Trust Benefit Plans”).

(b) Except as described on Schedule 6.12(b) or as would not have a Trust Material Adverse Effect, (i) all Trust Benefit Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Trust nor any of its Subsidiaries has any liabilities or obligations with respect to any such Trust Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of Trust are any such liabilities or obligations expected to be incurred. Except as set forth on Schedule 6.12(b), the execution of, and performance of the Transactions in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Trust Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Trust or its Subsidiaries are the agreements and policies specifically referred to on Schedule 6.12(b).

6.13 Loans.

(a) All loans and other extensions of credit (including commitments to extend credit) by Trust and its Subsidiaries (each a “Loan”) are and were originated in compliance with all Laws applicable to such Loans, except for failures to comply that would not, individually or in the aggregate, reasonably be expect to result in a Trust Material Adverse Effect.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable serviced, and relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the underwriting standards of Trust and its Subsidiaries and with all applicable requirements of Law.

(c) Schedule 6.13 identifies (A) each Loan that, as of May 31, 2013, was contractually past due thirty (30) days or more in the payment of principal and/or interest, (B) each Loan that, as of March 31, 2013, (i) was classified as “OAEM,” “substandard,” “doubtful,” or “special mention” (or words of similar import) by Trust, any of its Subsidiaries or the rules of any applicable regulatory authority, (ii) was on non-accrual status, (iii) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which such Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (iv) where a specific reserve allocation existed in connection therewith or (v) which was required to be accounted for as a troubled debt restructuring in accordance with ASC 310, and (C) each asset of Trust or any of its Subsidiaries that, as of March 31, 2013 was classified as other real estate owned or as an asset to satisfy Loans. For each Loan identified in response to clause (A) above, Schedule 6.13 sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of May 31, 2013, and for each Loan identified in response to clause (B) above, Schedule 6.13 sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2013.

(d) To the knowledge of Trust, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(e) Trust originates loans directly and indirectly through the following Subsidiaries: First Western SBLC, Inc. (“First Western”); PMC Investment Corporation (“PMCIC”); and Western Financial Corporation (“Western Financial”). First Western is licensed as a small business lending company (“SBLC”) that originates loans through the SBA’s 7(a) Guaranteed Loan Program (“SBA 7(a) Program”) and has been granted Preferred Lender Program (“PLP”) status by the SBA. PMCIC and Western Financial are licensed as small business investment companies (“SBICs”). Except as provided on Schedule 6.13, (i) neither Trust nor any of its Subsidiaries has knowledge to the effect that (A) First Western’s SBLC license or PLP status may not continue in full force and effect for any reason, (B) any guarantees by the SBA of Loans under the SBA 7(a) Program may be rejected or (C) PMCIC’s or Western Financial’s SBIC license may not continue in full force and effect for any reason. Neither Trust nor any of its Subsidiaries has received written notice from any Governmental Entity that could impact its ability to continue to originate Loans as currently conducted.

(f) Trust’s allowance for Loan losses is, and shall be as of the Effective Time, determined in compliance in all material respects with Trust’s methodology for determining its allowance for Loan losses and, to Trust’s knowledge, is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

6.14 Taxes.

(a) Except as disclosed on Schedule 6.14 or as would not have a Trust Material Adverse Effect, each of Trust and each Trust Subsidiary has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or Trust has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Trust SEC Documents reflect an adequate reserve for all material Taxes payable by Trust (and by those Trust Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Trust and each Trust Subsidiary for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of CIM. Except as disclosed on Schedule 6.14, Trust has incurred no liability for taxes under Sections 856(c)(7), 857, 860 or 4981 of the Code, and neither Trust nor any Trust Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of Trust, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Trust or any Trust Subsidiary. Except as set forth on Schedule 6.14, to the knowledge of Trust, no deficiencies for any Taxes have been proposed, asserted or assessed against Trust or any of the Trust Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(b) Trust (i)(A) is, and since its election has been taxable as, a REIT, and is, and since its election has been, entitled to the benefits available under the provisions of Part II of Subchapter M of the Code, and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in amounts sufficient to satisfy Section 857(a)(i)(A) of the Code and reduce its excise tax liabilities to zero for such years, (ii) has operated in such a manner that it would qualify as a REIT for the taxable year ending on the Closing Date if, hypothetically, its taxable year ended on the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT by the Internal Revenue Service, and to Trust’s knowledge, no such challenge is pending or threatened. Each Trust Subsidiary which is a partnership, joint venture or limited liability company (that has not joined with Trust in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has been and continues to be treated for federal income tax purposes as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation.

6.15 No Payments to Employees, Officers or Trust Managers. Except as set forth on Schedule 6.15 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer, trust manager or director of Trust or any Trust Subsidiary.

6.16 Brokers; Schedule of Fees and Expenses. Except as previously disclosed in writing to CIM, no broker, investment banker, financial advisor or other person, other than Sandler O’Neill, the fees and expenses of which have previously been disclosed to CIM, is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Trust or any Trust Subsidiary.

6.17 Compliance with Laws. Except as set forth on Schedule 6.17, neither Trust nor any of the Trust Subsidiaries has violated or failed to comply with any Laws applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Trust Material Adverse Effect.

6.18 Contracts. Schedule 6.18 lists each of the following written Contracts of Trust and the Trust Subsidiaries, other than Contracts relating to Loans (such Contracts as described in this Section 6.18 being the “Trust Material Contracts”):

(a) each Contract that is not terminable without penalty on thirty (30) days’ notice by Trust or any Trust Subsidiary and provides for receipt or payment by Trust or any Trust Subsidiary of more than $250,000 per year, including any such Contracts with customers or clients;

(b) each loan relating to indebtedness for borrowed money having an outstanding amount or borrowing availability in excess of $250,000 under such loan;

(c) any Contract pursuant to which Trust or any Trust Subsidiary is obligated to provide funds to or make any loan, capital contribution, or other investment in, or assume any liability or obligation of, any Person other than a wholly-owned Trust Subsidiary in excess of $250,000, including take-or-pay contracts or keepwell agreements;

(d) any Contract with any Trust Related Party under which there are any existing or future obligations or liabilities;

(e) any employment, change of control, retention or severance Contract;

(f) to the knowledge of Trust, any Contract that materially limits, or purports to materially limit, the ability of Trust or any Trust Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of Trust or any Trust Subsidiary to sell to or purchase from any Person or to hire any Person, or any Contract that is material to Trust or any of its Trust Subsidiaries, and that grants the other party or any third person “most favored nation” status or any type of special rights;

(g) any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the Transactions;

(h) any executory Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in an amount in excess of $250,000;

(i) any material hedging, futures, options, or other derivative Contract in an amount in excess of $250,000;

(j) any Contract involving the purchase of any debt or equity security or other ownership interest of any Person in excess of $250,000, or the issuance of any debt or equity security or other ownership interest in excess of $250,000, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, Trust or any Trust Subsidiary in excess of $250,000; and

(k) any Contract relating to settlement of any administrative or judicial proceedings within the past five years in an amount in excess of $250,000.

Each Trust Material Contract is valid and binding on Trust or Trust party thereto and, to the knowledge of Trust, the counterparties thereto, and is in full force and effect. Except for such breaches and defaults as, individually or in the aggregate would not reasonably be expected to have a Trust Material Adverse Effect, neither Trust nor any Trust Subsidiary, and to the knowledge of Trust, no other party, is in breach of, or default under, any Trust Material Contract. Trust has delivered or made available to Trust true and complete copies of all Trust Material Contracts, including any amendments thereto.

6.19 Opinion of Financial Advisor. Trust has received the opinion of Sandler O’Neill, satisfactory to Trust, a copy of which has been provided to CIM, to the effect that the consideration to be received is fair, from a financial point of view, to the shareholders of Trust.

6.20 Takeover Statutes. Trust has taken all action necessary, if any, to exempt transactions between Trust and CIM and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.

6.21 Registration Statement and Proxy Statement. The information supplied or to be supplied by Trust or any of the Trust Subsidiaries for inclusion in (a) the Registration Statement will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Trust or at the time of the Trust Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will each to comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Trust with respect to information supplied by Capital for inclusion therein.

6.22 Insurance. Schedule 6.22 sets forth a true and complete list of all material casualty, general liability, product liability, and all other types of insurance policies maintained with respect to Trust and its Subsidiaries (the “Trust Insurance Policies”), together with the carriers and liability limits for each such Trust Insurance Policy. All such Trust Insurance Policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Neither Trust nor any of its Subsidiaries has received notice of, nor to the knowledge of Trust is there threatened, any cancellation, termination or reduction of coverage with respect to any Trust Insurance Policy. No claim currently is pending under any Trust Insurance Policy involving an amount in excess of $250,000. Schedule 6.22 identifies which Trust Insurance Policies are “occurrence” or “claims made” and which Person is the policy holder. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any Trust Insurance Policy.

6.23 Vote Required. The only vote of the holders of any class or series of Trust’s capital shares necessary (under applicable law or otherwise) to approve this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, is the affirmative vote of the holders of at least a majority of the votes cast in favor of the Trust common and Preferred Shares Issuance, provided that the total votes cast represent at least a majority of the outstanding Trust Common Shares (the “Trust Shareholder Approvals”).

ARTICLE VII

COVENANTS

7.1 Conduct of Business by CIM. During the period from the date of this Agreement to the Effective Time, CIM shall use commercially reasonable efforts to cause the CIM Partnership and the other CIM Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.1 hereto, CIM shall use commercially reasonable efforts to cause the CIM Partnership and the other CIM Subsidiaries not to (and not to authorize or commit or agree to):

(a) (i) except for regular quarterly dividend payments consistent with past practice, including a dividend payment which is consistent with past practice but paid just prior to the Effective Time, declare, set aside or pay any dividends on, or make any other distributions in respect of any equity interests of the CIM Partnership, if any, (ii) split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests or (iii) purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

(b) issue, deliver or sell, or grant any option or other right in respect of, any equity interests of the CIM Partnership or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to the CIM Partnership or a Subsidiary of the CIM Partnership;

(c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of the CIM Partnership or any Subsidiary of the CIM Partnership;

(d) merge or consolidate with any Person;

(e) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

(f) amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

(g) enter into, amend or terminate any Contract with a CIM Related Party;

(h) acquire any assets other than in the ordinary course of business;

(i) incur any liabilities for borrowed indebtedness except (A) in the ordinary course of business consistent with past practice, or (B) to raise funds for the payment of the Closing Dividend;

(j) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

(k) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

7.2 Conduct of Business by Trust. During the period from the date of this Agreement to the Effective Time, Trust shall, and shall cause the Trust Subsidiaries each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply:

During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.2 hereto, Trust shall not and shall cause the Trust Subsidiaries not to (and not to authorize or commit or agree to):

(a) (i) except for the payment of pro rata regular quarterly dividends not in excess of $0.125 per Trust Common Share, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Trust’s capital shares, other than the dividend required to be paid pursuant to Section 4.2, (ii) split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests or (iii) purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

(b) except as required pursuant to the exercise of options or the issuance of shares pursuant to share rights or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any equity interests of Trust or any Trust Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to Trust or an Trust Subsidiary;

(c) except as otherwise contemplated by this Agreement, amend the declaration of trust, articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Trust or any Trust Subsidiary;

(d) merge or consolidate with any Person;

(e) make or change any tax election or take any other action (or fail to take any action) that would result in Trust no longer qualifying as a REIT or no longer being entitled to the benefit of the provisions of Part II of Subchapter M of the Code;

(f) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

(g) amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

(h) enter into, amend or terminate any Contract with a Trust Related Party;

(i) acquire any assets other than in the ordinary course of business;

(j) incur any liabilities for borrowed indebtedness except in the ordinary course of business consistent with past practice.

(k) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

(l) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

7.3 Other Actions. Each of CIM on the one hand and Trust on the other hand shall not and shall use commercially reasonable efforts to cause its respective Subsidiaries not to take any action that would result in (a) any of the representations and warranties of such Party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger set forth in Article IX not being satisfied.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Preparation of the Registration Statement and the Proxy Statement; Trust Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, CIM and Trust shall prepare and Trust shall file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Trust and CIM, and Trust shall also prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of CIM and Trust agrees to provide to the other for inclusion in the Proxy Statement and Registration Statement all information necessary for the Proxy Statement and Registration Statement to comply in all material respects with all requirements of law and, in the reasonable judgment of the Board of Trust Managers of Trust, to adequately inform Trust’s shareholders. Each of CIM and Trust shall use commercially reasonable efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Trust will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Trust’s shareholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such Party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Trust or CIM, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Trust such amendment or supplement. Subject to Section 8.10, the Proxy Statement shall include the recommendation of the Board of Trust Managers of Trust in favor of the Trust Common and Preferred Shares Issuance. Trust also shall take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the Trust Common and Preferred Shares Issuance, and CIM shall furnish all information concerning CIM as may be reasonably requested in connection with any such action. Trust will use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or “blue sky” permits or approvals required to carry out the Transactions and, except as otherwise provided herein, will pay all expenses incident thereto.

(b) Trust will duly call, give notice of, convene and hold a meeting of Trust shareholders for the purpose of obtaining the Trust Shareholder Approvals (the “Trust Shareholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement. Subject to Section 8.10, Trust will, through its Board of Trust Managers, recommend to its shareholders approval of the Transactions, including, but not limited to the requisite vote of such shareholders approving the Trust Common and Preferred Shares Issuance. Trust agrees that unless this Agreement is terminated in accordance with its terms, Trust has an unqualified obligation to submit the Transactions, including this Agreement, to its shareholders at the Trust Shareholders Meeting.

8.2 Access to Information; Confidentiality. Between the date of this Agreement and the Effective Time, and subject to the requirements of confidentiality agreements with third parties, each of CIM and Trust shall, and shall cause each of its respective Subsidiaries (including all the CIM Subsidiaries and all the Trust Subsidiaries) to, afford to the other Party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other Party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of CIM and Trust shall, and shall cause each of its respective Subsidiaries (including all the CIM Subsidiaries and all the Trust Subsidiaries) to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent not available on the SEC’s EDGAR website) and

(b) all other information concerning its business, properties and personnel as such other Party may reasonably request. Prior to the Effective Time, CIM, on the one hand, and Trust, on the other hand, shall hold in strict confidence all such information on the terms and subject to the conditions contained in that certain Confidentiality and Non-Disclosure Agreement dated March 8, 2013, as amended (the “Confidentiality Agreement”).

8.3 Commercially Reasonable Efforts; Notification.

(a) Subject to the terms and conditions herein provided, CIM and Trust shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Transactions as required pursuant to Section 8.4 below; (ii) use all commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entity of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations (iii) use all commercially reasonable efforts to obtain in writing any consents required from third parties pursuant to Section 9.2(d) or 9.3(i) to effectuate the Transactions, such consents to be in reasonably satisfactory form to CIM and Trust; and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions.

(b) CIM shall give prompt notice to Trust, and Trust shall give prompt notice to CIM, if, to CIM’s knowledge or Trust’s knowledge, as applicable, (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or any representation or warranty made by it contained in this Agreement is reasonably likely to give rise to a failure of a condition contained in Section 9.2(a) or 9.3(a), as applicable, to effect the Transactions; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.4 Hart-Scott-Rodino. Each of CIM and Trust (a) shall use their commercially reasonable efforts to file, and to cause their “ultimate parent entities” to file, as soon as practicable a “Notification and Report Form For Certain Mergers and Acquisitions” under the HSR Act with respect to the Transactions, (b) shall take all other actions as may be necessary, desirable or convenient to obtain the required approval under the HSR Act and (c) will comply at the earliest practicable date with any request for additional information received by it from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act.

8.5 SBA Approval. Each of CIM and Trust (a) shall use its commercially reasonable efforts, and shall take all actions as may be necessary, desirable or convenient, to obtain the approval of the SBA with respect to the Transactions (the “SBA Approval”) and (b) will comply at the earliest practicable date with any request for additional information received by it from the SBA.

8.6 Updating Schedules. In connection with the Closing, CIM and Trust will, promptly upon having knowledge of any fact requiring supplementation or amendment of the Schedules, supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX hereof, or the compliance by any Party hereto with its covenants and agreements set forth herein.

8.7 Expenses. Except as otherwise provided in Section 10.5 of this Agreement, in the event that the Merger is not consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions (collectively, the “Expenses”) shall be paid by the Party incurring such expense. In the event that the Merger is consummated, the applicable Surviving Entity will assume the obligation to pay all Expenses incurred by the Parties, the Management Company and their respective Affiliates, whether incurred prior to or after the date of this Agreement.

8.8 Tax Treatment. Each of Trust and CIM shall use its reasonable best efforts to cause (a) the Merger to qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Code, and to obtain the opinions of counsel referred to in Sections 9.1(i) and 9.3(d), and (b) the Closing Dividend to be treated as a distribution from Trust to its pre-Merger shareholders under Section 301 of the Code.

8.9 Board of Trust Managers Resignations and Appointments. Trust shall use its reasonable best efforts to obtain resignations, effective as of the Effective Time, from each manager and officer of Trust listed on Schedule 8.9 and to appoint as managers and officers of Trust the Persons listed on Schedule 8.9.

8.10 Acquisition Proposals; Go Shop Period; Intervening Event.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on August 6, 2013 (the “Go Shop Period”), Trust and the Trust Subsidiaries and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement; provided that Trust shall promptly (and in any event within forty-eight (48) hours thereafter) make available to CIM any material non-public information concerning Trust or the Trust Subsidiaries if such information was not previously made available to CIM, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 8.10 (including Section 8.10(c)), Trust and the Trust Subsidiaries and their respective officers, managers and directors shall, and Trust shall cause its and the Trust Subsidiaries’ other Representatives to, (i) at 12:01 a.m. on the day after the Go Shop Period (“No Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, not (A) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning Trust or the Trust Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Trust Shareholder Approvals are obtained, if Trust receives a written Acquisition Proposal from any Person that did not result from a breach of Section 8.10(b), subject to compliance with this Section 8.10(c), (i) Trust and its Representatives may provide non-public information and data concerning Trust and the Trust Subsidiaries in response to a request therefor by such Person if Trust receives from such Person an executed confidentiality agreement on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement; provided that Trust shall promptly (and in any event within forty-eight (48) hours thereafter) make available to CIM any material non-public information concerning Trust or the Trust Subsidiaries if such information was not previously made available to CIM and (ii) Trust and its Representatives may engage or participate in any discussions or negotiations with such Person, in each of (i) and (ii), if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Trust Managers of Trust or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Trust Managers of Trust or any committee thereof has determined in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (x) a merger, consolidation, business combination or similar transaction with any Person or group of Persons that involves Trust or any of the Trust Subsidiaries or (y) any acquisition (whether by tender offer, share exchange or other manner) by any Person or group of Persons which, in each case of (x) and (y), if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Trust or any of the Trust Subsidiaries representing more than 20% of all outstanding equity securities of Trust (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of the Trust Subsidiaries) of the Trust and the Trust Subsidiaries, taken as a whole, in each case other than the Transactions.

(ii) “Business Day” means any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by law or executive order to close.

(iii) “Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of Trust and Trust’s Subsidiaries, taken as a whole, that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) and was not known to the Board of Trust Managers of Trust on the date of this Agreement, which event or circumstance becomes known to the Board of Trust Managers of Trust prior to the time at which Trust receives the Trust Shareholder Approvals.

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be seventy five percent (75%) rather than twenty percent (20%)) made by a third party that did not result from a breach of this Section 8.10 for a transaction that is on terms that the Board of Trust Managers of Trust determines, in good faith after consultation with its outside legal counsel and financial advisor, to be more favorable from a financial point of view to the holders of Trust Common Shares than the Transactions (including the Closing Dividend), taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any offer by CIM to amend the terms of this Agreement) that are deemed relevant by the Board of Trust Managers of Trust, and taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal including the financing thereof, and the Person making the Acquisition Proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 8.10(e), Section 8.10(f) or Section 10.3(a), the Board of Trust Managers of Trust and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to CIM, the Trust Recommendation with respect to the Transactions or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal; or

(ii) except as expressly permitted by Section 10.3(a), cause or permit Trust to enter into any letter of intent, Alternative Acquisition Agreement or other similar agreement (other than a confidentiality agreement referred to in Section 8.10(a) or Section 8.10(c), relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Trust Shareholder Approvals are obtained, the Board of Trust Managers of Trust and any committee thereof may withhold, withdraw, qualify or modify the Trust Recommendation if the Board of Trust Managers of Trust or any committee thereof determines in good faith, after consultation with its outside counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”) and may also terminate this Agreement pursuant to Section 10.3(a) (a “Fiduciary Termination”); provided, however, that, Trust shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal without satisfying the following conditions: (x) Trust notifies CIM in writing, at least five (5) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal, Trust shall negotiate in good faith with CIM during such five (5) Business Day period (to the extent that CIM desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Trust Managers of Trust not to effect a Change of a Recommendation in connection with a Superior Proposal or not to effect a Fiduciary Termination pursuant to Section 10.3(a) in response to a Superior Proposal; and (z) the Board of Trust Managers of Trust shall have considered in good faith any changes to this Agreement offered in writing by CIM in a manner that would form a binding contract, if accepted by Trust, and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by CIM were to be given effect; provided that, in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any respect by the party making such Acquisition Proposal, Trust shall provide written notice of such modified Acquisition Proposal to CIM and shall again comply with this Section 8.10(e) and provide CIM with an additional three (3) Business Days’ notice prior to effecting any Change in Recommendation or effecting a Fiduciary Termination pursuant to Section 10.3(a) (and shall do so for each such subsequent modification).

(f) Nothing contained in this Section 8.10 shall be deemed to prohibit Trust or the Board of Trust Managers of Trust or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop look and listen” communication to the shareholders of Trust pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of Trust); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

(g) From and after the date thereof, Trust agrees that (i) it will promptly (and, in any event, within forty-eight (48) hours) notify CIM if (x) any Acquisition Proposal is received by it or any Trust Subsidiary or any of its Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed agreements) and (y) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep CIM reasonably informed of the status of any such discussions or negotiations, and (ii) in the event that any such party materially modifies its Acquisition Proposal in any respect, Trust shall notify CIM within forty-eight (48) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Trust agrees it shall not, and shall cause the Trust Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits Trust from providing to CIM such material terms and conditions and other information.

(h) Except as set forth in this Section 8.10(h), the Board of Trust Managers of Trust and each committee thereof shall not effect a Change in Recommendation in response to an Intervening Event unless the Board of Trust Managers of Trust has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that Trust shall not effect such a Change of Recommendation with respect to an Intervening Event unless: (x) Trust notifies CIM in writing, at least five (5) Business Days in advance, that it intends to effect such a Change of Recommendation, which notice shall specify in reasonable detail the nature of the Intervening Event; (y) after providing such notice and prior to making such a Change of Recommendation, Trust shall negotiate in good faith with CIM during such five (5) Business Day period (to the extent that CIM desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Trust Managers of Trust not to effect a Change of Recommendation in response to such Intervening Event; and (z) the Board of Trust Managers of Trust shall have considered in good faith any changes to this Agreement offered in writing by CIM, and shall have determined in good faith, after consultation with outside counsel, that it would continue to be inconsistent with the Board of Trust Managers’ fiduciary duties under applicable Law not to effect the Change of Recommendation if such changes offered in writing by CIM were given effect.

8.11 Public Announcements. None of the Parties shall issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except as permitted by Section 8.10 of this Agreement or as may be required by applicable Law or the applicable rules of the NYSE or other applicable national securities exchange, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be issued immediately following the execution of this Agreement and will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

8.12 Listing. Trust will promptly prepare and submit to a national securities exchange mutually acceptable to Trust and CIM a listing application covering the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares issuable in the Merger and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares). Prior to the Effective Time, Trust shall use commercially reasonable efforts to have such national securities exchange approve for listing, upon official notice of issuance, the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares to be issued in the Merger and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares).

8.13 Rule 16b-3. Prior to the Effective Time, Trust shall take such steps as may be required to cause the Trust Common and Preferred Shares Issuance to be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.

8.14 Indemnification of Officers and Directors.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a manager, director or officer of Trust or any of the Trust Subsidiaries (each, together with such Person’s heirs, executors and administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of Trust or any of Trust Subsidiaries, or is or was serving at the request of Trust or any of Trust Subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of this Agreement or any arrangement, agreement or document contemplated hereby or delivered in connection herewith, or otherwise directly or indirectly relating to this Agreement or any such arrangement, agreement or document, or any of the Transactions contemplated hereby or thereby or otherwise directly or indirectly relating to this Agreement or any such other arrangement, agreement or document, whether in any case asserted or arising at or before or after the Effective Time, Trust agrees to cooperate and use its reasonable best efforts to defend against and respond thereto. It is understood and agreed that Trust shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, reasonable and documented expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding, inquiry or investigation, and, in the event of any such threatened or actual claim, action, suit, proceeding, inquiry or investigation (whether asserted or arising at or before or after the Effective Time), (A) Trust shall promptly pay the reasonable and documented out-of-pocket expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding, inquiry or investigation to each Indemnified Party upon receipt of an undertaking by or on behalf of such Indemnified Party if required by Law to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified therefor, (B) the Indemnified Parties may retain one counsel satisfactory to them (together with one additional counsel for each additional jurisdiction in which representation is reasonably necessary), and Trust shall pay all reasonable and documented fees and expenses of such counsel for the Indemnified Parties within twenty (20) days after statements therefor are received, and (C) Trust will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that Trust shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that Trust shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 8.14, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify Trust thereof; provided that the failure to so notify shall not affect the obligations of Trust except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) Trust, CIM and Trust Merger Sub each agree that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in Section 8.14(a) above or in the respective declarations of trust, charter or bylaws (or other applicable organizational documents) of Trust and the Trust Subsidiaries or otherwise in effect as of the date hereof (including through any agreement or arrangement between Trust or any Trust Subsidiary, on the one hand, and any manager, director, officer, employee or agent of Trust or any Trust Subsidiary, on the other hand) shall survive the Transactions and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Trust and each Trust Subsidiary also agree to jointly and severally indemnify and hold harmless the present and former officers, directors and managers of Trust and the Trust Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (and, with respect to acts or omissions occurring after the Effective Time, such acts or omissions that directly or indirectly relate back to acts or omissions occurring at or prior to the Effective Time) to the extent provided in any written indemnification agreements between Trust and/or one or more Trust Subsidiaries and such officers, directors and managers.

(c) For a period of six (6) years after the Effective Time, Trust shall, at no cost to the beneficiaries thereunder, cause to be maintained in effect the current policies of managers’, directors’ and officers’ and fiduciary liability insurance maintained by Trust (provided that Trust may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims directly or indirectly arising from or related to facts or events which occurred at or before the Effective Time; provided that in no event shall Trust be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by Trust as of the date of this Agreement for such insurance (the “Insurance Amount”); provided, further, that if Trust is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Trust shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that, in lieu of the foregoing insurance, at any time after the date hereof, Trust, may purchase a managers’, directors’ and officers’ and fiduciary liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not less than the annual aggregate coverage limit under Trust’s existing managers, directors and officers liability policy, and in all other respects shall be comparable to such existing coverage); and provided, further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then Trust may obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 8.14 applies without the consent of such affected Indemnified Party. This Section 8.14 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Parties hereto. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 8.14.

(e) In the event that, following the Effective Time, Trust or any Trust Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into or converts into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Trust or any Trust Subsidiary, as the case may be, assume the obligations set forth in this Section 8.14.

8.15 Employee Matters.

(a) On and after the Effective Time, Trust shall honor in accordance with their terms all employment agreements listed on Schedule 6.18(e) and all Trust Benefit Plans listed on Schedule 6.12(a); provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with their terms.

(b) Subject to Section 8.15(h), for no less than the twelve (12)-month period immediately following the Closing Date, each employee of Trust and its Subsidiaries as of the Effective Time shall continue to be employed by Trust (collectively, the “Continuing Employees”) and shall continue to provide to such Continuing Employees compensation and employee benefits that are substantially comparable in value in the aggregate as those provided as of the date of this Agreement by Trust and its Subsidiaries to such Continuing Employee (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Trust may only increase an employee’s compensation between the date of this Agreement and the Closing Date in strict accordance with documented past practices and in the ordinary course of business. Notwithstanding the preceding, if the Closing Date occurs prior to December 31, 2013, (i) Trust shall continue to sponsor through at least December 31, 2013 the Trust Benefit Plans, (ii) permit the Continuing Employees and, as applicable, their eligible dependents, to participate in the Trust Benefit Plans (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) on terms no less favorable than those provided to the Continuing Employees prior to the date of this Agreement.

(c) CIM shall, and it shall cause its Affiliates (including, for periods on or after January 1, 2014, Management Company) to, cause each of its employee benefit plans providing benefits to any Continuing Employees to give each Continuing Employee full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for all service with Trust or its Affiliates prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Trust Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided, however, that (i) such service need not be credited to the extent it would result in a duplication of benefits, and (ii) such service credit shall not be given with respect to benefit accruals under any defined benefit pension plan or plans providing for post-termination medical benefits.

(d) Following the Closing Date, with respect to the Continuing Employees and their eligible dependents, CIM shall, and it shall cause its Affiliates to, cause each of its employee benefit plans providing benefits to any Continuing Employee to: (i) waive any pre-existing conditions to the extent such pre-existing conditions were waived under the existing plans of Trust as of the date of this Agreement, (ii) provide credit for prior service with Trust and its Affiliates as of the Closing Date for purposes of satisfying any applicable waiting periods to the extent such credit would be recognized for its purpose under the existing plans of Trust as of the date of this Agreement, and (iii) give credit in the year in which the Closing Date occurs for any copayments, deductibles and out-of-pocket limits paid by the continuing Employee and eligible dependents in such year prior to the Closing Date to the extent such amounts would be recognized for such purposes under the existing plans of Trust as of the date of this Agreement.

(e) If the Closing Date occurs prior to December 31, 2013, Trust shall pay to each Continuing Employee an annual bonus payment due to such Continuing Employee under Trust’s 2013 annual bonus plan, to the extent such payments were not previously paid to the Continuing Employees pursuant to such bonus plan’s terms. Not later than January 15, 2014, Trust shall fund an employer profit sharing contribution to the PMC Commercial Trust 401(k) Plan for the plan year ending December 31, 2013 for at least the same funding level, determined as a percentage of annual compensation, as was funded for the plan year ending December 31, 2012.

(f) Nothing in this Section 8.15, whether express or implied, shall confer upon any Person whether or not a party to this Agreement (including any Continuing Employee) any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(g) Nothing contained in this Section 8.15, express or implied is intended to confer upon any Person any rights as a third-party beneficiary of this Agreement.

(h) The provisions of this Section 8.15 shall not be applicable to any employee terminated for cause. For purposes of this Section 8.15, “cause” shall mean an employee’s: (i) conviction of, or plea of nolo contendere to, any felony or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (ii) intoxication by alcohol or drugs during the performance of such Continuing Employee’s duties in a manner that adversely affects the Continuing Employee’s performance of such duties; (iii) malfeasance, in the conduct of such Continuing Employee’s duties, including, but not limited to, (A) misuse or diversion of funds of Trust or its Subsidiaries, (B) stealing, (C) misrepresentations or concealments regarding hours worked or on any written reports submitted to Trust or its Subsidiaries, including expense reimbursement requests, or (D) engaging in inappropriate workplace behavior such as gross insubordination, fighting, harassment or discrimination; or (iv) excessive absenteeism or tardiness that is not otherwise protected by law.

8.16 [Intentionally Deleted].

8.17 Trust Board Nomination Committee Procedures. Prior to the Effective Time, Trust shall take such actions as may be necessary so that, as of the Effective Time, (a) the number of trust managers that will comprise the Board of Trust Managers of Trust shall be seven trust managers, consisting of three independent managers (the “Independent Managers”) and four non-Independent Managers and (b) the Board of Trust Managers of Trust (and committees thereof) set forth on Schedule 2.1 shall have been properly evaluated and approved by Trust’s Nominating and Corporate Governance Committee (or CIM shall be advised otherwise and shall be entitled to nominate substitute candidate(s)) so that they may commence to serve effective as of the Effective Time.

8.18 Subsequent Proxy Statement.

(a) As soon as practicable following the Effective Time, CIM agrees to cause Trust, and Trust agrees to file with the SEC a preliminary proxy statement pursuant to which Trust shall solicit proxies from Trust’s shareholders to vote in favor of an increase of the authorized number of Trust Common Shares to 1,000,000,000 shares and a change in the name of Trust to “CIM Commercial REIT” through an amendment to the Declaration of Trust or reincorporation of Trust from Texas to Maryland (the “Subsequent Proxy Statement”). Each of CIM and Trust agree to use their respective reasonable best efforts to have the Subsequent Proxy Statement cleared by the SEC as promptly as practical. As soon as practical following its clearance by the SEC, Trust shall distribute the Subsequent Proxy Statement to Trust’s shareholders to solicit proxies in favor of the matters contained in the Subsequent Proxy Statement.

(b) CIM agrees to cause Trust, and Trust agrees to duly call, give notice of and convene a meeting of Trust’s shareholders for the purpose of obtaining the approval of Trust’s shareholders of the matters set forth in the Subsequent Proxy Statement as promptly as reasonably practicable after the Effective Date. CIM agrees to cause Trust, and Trust agrees through its then Board of Trust Managers, to recommend to Trust’s shareholders that they approve the matters proposed in the Subsequent Proxy Statement.

(c) Each of CIM and CIM GP agrees to vote all of the Trust Common Shares and Trust Preferred Shares held by it immediately after the Effective Time in favor of the approval of the matters set forth in the Subsequent Proxy Statement.

(d) As soon as practicable after such meeting of Trust’s Shareholders, CIM agrees to cause Trust to file all such instruments and to take all actions necessary to effectuate the transactions and other proposals described in the subsequent Proxy Statement that were approved by Trust’s Shareholders at such meeting.

8.19 Closing Dividend. Trust agrees to pay the Closing Dividend on or prior to the tenth (10th) Business Day after the Effective Time. CIM and its Affiliates agree not to take any action to rescind or amend the payment of the Closing Dividend.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Trust Shareholder Approvals. The Trust Shareholder Approvals shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) Listing of Shares. A national securities exchange mutually acceptable to Trust and CIM (in accordance with the terms of Section 8.12 hereof) shall have approved for listing the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares to be issued in the Merger, and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares to be issued in the Merger).

(d) SBA Approval. The SBA Approval shall have been issued by the SBA and shall not contain any terms and conditions that are (a) unacceptable to CIM or Trust, in its reasonable discretion, or (b) inconsistent with this Agreement.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order, and no similar proceedings with respect to the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

(g) Blue Sky Laws. Trust shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Trust Common Shares and the Trust Preferred Shares pursuant to the Merger.

(h) Certain Actions and Consents. All other consents, approvals, orders, authorizations, registrations, and declarations of any Governmental Entity required to consummate the Transactions shall have been obtained and remain in full force and effect, except for such consents, approvals, orders, authorizations, registrations, or declarations which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Transactions or otherwise prevent the Parties from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, a CIM Material Adverse Effect or a Trust Material Adverse Effect.

(i) Opinions. CIM and Trust shall have received opinions of counsel to CIM, dated as of the Closing Date, reasonably satisfactory to CIM and Trust (with customary exceptions, assumptions and qualifications, and based upon customary representations), (A) that, after giving effect to the Merger, Trust’s proposed method of operation will enable Trust to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (B) that the Merger should qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Code. For purposes of such opinions, which shall be a form customary for transactions of this nature, counsel to CIM may rely on customary assumptions and representations of CIM, Trust and their officers.

9.2 Conditions to Obligations of Trust and Trust Merger Sub. The obligations of Trust and Trust Merger Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Trust:

(a) Representations and Warranties. The representations and warranties of CIM and CIM Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Trust shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of CIM by Kelly Eppich and David Thompson to such effect. This condition shall be deemed satisfied unless any or all breaches of CIM’s and CIM Merger Sub’s representations and warranties in this Agreement (without giving effect to any materiality or Material Adverse Effect qualification or limitation) is reasonably expected to have a CIM Material Adverse Effect.

(b) Performance of Obligations of CIM and CIM Merger Sub. Each of CIM and CIM Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Trust shall have received a certificate signed on behalf of CIM by an authorized signatory of CIM to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have been no CIM Material Adverse Change and Trust shall have received a certificate of the senior executive officer or senior financial officer of CIM certifying to such effect.

(d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a CIM Material Adverse Effect.

(e) Master Services Agreement. The Management Company shall have executed and delivered the Master Services Agreement to Trust to be effective as of the Effective Time.

(f) Registration Rights and Lockup Agreement. CIM and CIM GP shall have executed and delivered the Registration Rights and Lockup Agreement to Trust to be effective as of the Effective Time.

(g) Opinion Relating to REIT Qualification. Trust shall have received an opinion of counsel to CIM dated as of the Closing Date, reasonably satisfactory to Trust (with customary exceptions, assumptions and qualifications), to the effect that each REIT Subsidiary has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code at all times since the formation of such REIT Subsidiary through the Closing Date. For purposes of such opinion, which shall be in a form customary for transactions of this nature, counsel to CIM may rely on customary assumptions and representations of CIM and its officers.

(h) Limited Liability Company Agreement. The Limited Liability Company Agreement of Urban GP shall have been executed on terms reasonably satisfactory to Trust and Trust Merger Sub, to be effective as of the Effective Date.

9.3 Conditions to Obligations of CIM and CIM Merger Sub.

The obligation of CIM and CIM Merger Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by CIM:

(a) Representations and Warranties. The representations and warranties of Trust and Trust Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and CIM shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Trust by the chief executive officer and the chief financial officer of such Party to such effect. This condition shall be deemed satisfied unless any or all breaches of Trust’s and Trust Merger Sub’s representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Trust Material Adverse Effect.

(b) Performance of Obligations of Trust and Trust Merger Sub. Each of Trust and Trust Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CIM shall have received a certificate of Trust signed on behalf of such Party by the chief executive officer or the chief financial officer of such Party to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have been no Trust Material Adverse Change and CIM shall have received a certificate of the chief executive officer or chief financial officer of Trust certifying to such effect.

(d) Opinion Relating to REIT Qualification. CIM shall have received an opinion of counsel to Trust dated as of the Closing Date, reasonably satisfactory to CIM (with customary exceptions, assumptions and qualifications), to the effect that, at all times since its taxable year ended December 31, 2007 through the Closing Date, Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, counsel to Trust may rely on customary assumptions and representations of Trust and its officers.

(e) Board of Trust Managers. The Board of Trust Managers of Trust (and committees thereof) shall be as set forth on Schedule 2.1 effective as of the Effective Time.

(f) Master Services Agreement. Trust shall have executed and delivered to the Management Company the Master Services Agreement to be effective as of the Effective Time.

(g) Registration Rights and Lockup Agreement. Trust shall have executed and delivered the Registration Rights and Lockup Agreement to CIM and CIM GP to be effective as of the Effective Time.

(h) Consents. All consents set forth on Schedule 9.3(h) shall have been obtained. All consents and waivers from third parties otherwise necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a Trust Material Adverse Effect.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Trust Shareholder Approvals are obtained by mutual written consent of Trust and CIM.

10.2 Termination by Either CIM or Trust. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by written notice of either CIM or Trust if:

(a) the Merger shall not have been consummated by December 31, 2013, whether such date is before or after the date the Trust Shareholder Approvals are obtained (such date, the “Termination Date”);

(b) the Trust Shareholders Meeting shall have been held and completed and the Trust Shareholder Approvals shall not have been obtained at such Trust Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any injunction or other Governmental Entity’s order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable (whether before or after the Trust Shareholder Approvals have been obtained);

provided, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Transactions to have been satisfied on or before the Termination Date.

10.3 Termination by Trust. This Agreement may be terminated and the Transactions may be abandoned:

(a) by written notice of Trust at any time prior to the receipt of the Trust Shareholder Approvals if (i) the Board of Trust Managers of Trust authorizes Trust, subject to (x) complying in all material respects with the terms of this Agreement (other than Section 8.10) and (y) complying with Section 8.10 of this Agreement, to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Trust enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Trust immediately prior to or substantially concurrently with such termination pays to CIM in immediately available funds any fees required to be paid pursuant to Section 10.5; or

(b) by written notice of Trust at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by CIM or CIM Merger Sub in this Agreement such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Trust to CIM and (ii) the Termination Date; provided, however, that Trust and Trust Merger Sub are not then in material breach of this Agreement.

10.4 Termination by CIM. This Agreement may be terminated and the Transactions may be abandoned:

(a) by written notice of CIM at any time prior to the Trust Shareholder Approvals if (i) the Board of Trust Managers of Trust fails to recommend in the Proxy Statement the Transactions or shall make a Change of Recommendation or shall approve, recommend or endorse (or in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of within ten (10) Business Days after the commencement of such tender offer or exchange offer) an Acquisition Proposal or publicly resolves or proposes to do any of the foregoing; or (ii) there shall have been a material breach by any of Trust’s directors, officers or managers of Section 8.1 or Section 8.10, which breach cannot be or is not cured within five (5) Business Days after written notice thereof; or

(b) by written notice of CIM at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by Trust or Trust Merger Sub in this Agreement such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by CIM to Trust and (ii) the Termination Date; provided, however, that CIM and CIM Merger Sub are not then in material breach of this Agreement.

10.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party hereto of any liability to pay the Termination Fee pursuant to this Section 10.5, (ii) no such termination shall relieve any of the Parties of liability for any willful and material breach of this Agreement prior to termination; and (iii) the agreements of the parties contained in this Section 10.5, Article XI and the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof).

(b) In the event that:

(i) (x) this Agreement is terminated pursuant to Section 10.2(a) (in the case of Section 10.2(a) only, before obtaining the Trust Shareholder Approvals), Section 10.2(b), or Section 10.4(b) (as a result of any willful breach), (y) any Person shall have publicly disclosed or shall have made known to the Board of Trust Managers of Trust a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless irrevocably and, if such Acquisition Proposal is public, publicly withdrawn prior to such termination), and (z) within twelve (12) months after such termination Trust shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by CIM pursuant to Section 10.4(a); or

(iii) this Agreement is terminated by Trust pursuant to Section 10.3(a); then Trust shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days after the date on which Trust consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay CIM the Termination Fee by wire transfer of immediately available funds; provided, however, the portion of the Termination Fee representing the Expense Reimbursement is payable within the later of the aforesaid three (3) Business Day Period and two Business Days after receipt from CIM of an invoice therefor; and

(B) in the case of clause (ii) and (iii) above, immediately prior to or substantially concurrently with such termination, pay CIM the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Trust be required to pay the Termination Fee on more than one occasion); provided, however, the portion of the Termination Fee representing the Expense Reimbursement is payable within two Business Days after receipt from CIM of an invoice therefor.

“Expense Reimbursement” shall mean the amount of all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of financing sources, counsel, accountants, investment banks, experts and consultants to CIM and its Affiliates) actually incurred, whether prior to or after the date of the Agreement, in connection with the Transactions, and paid or payable, by CIM or any of their Affiliates (including expenses paid by CIM or its Affiliates on behalf of Trust or its Affiliates prior to the execution of this Agreement (the “Trust Reimbursed Expenses”); provided that the aggregate Expense Reimbursement (excluding the Trust Reimbursed Expenses) shall not exceed $700,000.

“Termination Fee” shall mean an amount equal to $4,000,000 plus the Expense Reimbursement; except that in the event this Agreement is terminated by Trust pursuant to Section 10.3(a) in order to enter into an Alternative Acquisition Agreement prior to the No Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $3,000,000 plus the Expense Reimbursement.

(c) The Parties acknowledge that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement;

accordingly, if Trust fails to promptly pay the amount due pursuant to Section 10.5(b), and, in order to obtain such payment, CIM commences a suit that results in a judgment against Trust for the amount set forth in Section 10.5(b) or any portion thereof, Trust shall pay to the CIM its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement but subject to Section 11.7(c), in circumstances in which the Termination Fee is payable, CIM’s right to receive payment from Trust of the Termination Fee pursuant to Section 10.5(b) shall be the sole and exclusive remedy of CIM against Trust for the loss suffered for a breach or failure to perform hereunder or otherwise.

10.6 Amendment. This Agreement may be amended by the parties in writing by action of the Director of CIM or the Board of Trust Managers of Trust at any time before or after the Trust Shareholder Approvals are obtained and prior to the Effective Time; provided, however, that, after the Trust Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by Law requires further approval by the Shareholders of Trust without obtaining such approval.

10.7 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.6, waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or upon transmission if sent by electronic mail with confirmation of receipt at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Trust, to

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

Attention: Mr. Jan Salit

Email:       j.salit@pmctrust.com

with a copy to:

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: Ms. Lane Folsom

Email:       LFolsom@lockelord.com

(b)	if to CIM, to

CIM Urban REIT, LLC

6922 Hollywood Blvd.

Ninth Floor

Los Angeles, CA 90028

Attention:    Kelly Eppich and General Counsel

Email:     keppich@cimgroup.com andgeneralcounsel@cimgroup.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, IL 60601-1293

Attention:    Mr. Gregory A. Dahlgren

Email:    gregory.dahlgren@dlapiper.com

11.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

11.5 Exhibits and Schedules. The exhibits and Schedules hereto are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, clauses, exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the contest shall otherwise require.

11.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, and the other agreements entered into in connection with the Transactions constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended, or shall be deemed, to confer on a person other the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) after the Effective Time, the rights of the Indemnified Parties under the provisions of Section 8.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (ii) after the Effective Time, the rights of the holders of Trust Common Shares to receive the Closing Dividend, as set forth in Sections 4.2 and 8.19; and (iii) after the Effective Time, the rights of the holders of Trust Common Shares to require that each of CIM and Trust comply with their respective obligations set forth in Section 8.18.

11.7 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.7 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including with respect to the making of required regulatory filings in connection with the transactions contemplated hereby, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.9 Definitions. Each of the terms set forth in Schedule 11.9 is defined in the Section of this Agreement opposite such term.

11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 11.10.

11.11 Schedules. CIM and CIM Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes an inaccuracy in, or a breach of, any of the representations or warranties contained in Article VI of this Agreement if and to the extent that such fact or combination of facts has been disclosed in the Trust SEC Documents filed with or furnished to the SEC after December 31, 2011 and prior to the date of this Agreement in sufficient detail to reasonably put CIM and CIM Merger Sub on notice of the relevance of the facts or circumstances so disclosed, but excluding any risk factor disclosure set forth under the caption “Risk Factors” (or a similarly phrased caption) in any such Trust SEC Documents that would similarly apply to most other companies conducting business activities that are the same or similar to those conducted by Trust. Any fact or combination of facts that has been disclosed in any Schedule of the Schedules shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section and Schedule. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted or is reasonably expected to result in a CIM Material Adverse Effect or a Trust Material Adverse Effect, as the case may be, or is outside the ordinary course of business or that it would otherwise be appropriate to include any such information.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
Name: Jan F. Salit
Title: President and Chief Executive Officer

SOUTHFORK MERGER SUB, LLC

By:	/s/ Jan F. Salit
Name: Jan F. Salit
Title: President and Chief Executive Officer

CIM URBAN REIT, LLC

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Offcer

CIM MERGER SUB, LLC

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Offcer

[Signature Page to the Agreement and Plan of Merger]

Annex A — Statement of Designations of Trust Preferred Shares

(see Exhibit 10.1)

Annex B — Master Services Agreement

(see Exhibit 10.2)

Annex C — Registration Rights and Lockup Agreement

(see Exhibit 10.3)

Annex D — Chart of Structure of Trust and its Subsidiaries after the Merger

(see Exhibit 10.4)